UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 7, 2006 (Date of earliest event reported)

WEBEX COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30849	77-0548319
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3979 Freedom Circle
Santa Clara, California 95054
(Address of principal executive offices)

Telephone: (408) 435-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2).

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement

    On February 7, 2006, the Board of Directors of WebEx Communications, Inc. (the “Company” or “WebEx”) (A) modified the cash component of the Company’s non-employee director compensation, and (B) established the preformance measures for the WebEx excutive cash bonus plan, each effective as of January 1, 2006.

    (A) Modification of the Cash Component of the Company's Non-Employee Director Compensation.

    The cash compensation to non-employee directors for service on the Board is not set forth in a written agreement.  The modifications of the cash compensation portion of Company non-employee director compensation are as follows: (i) the annual retainer fee, payable quarterly and paid only to a non-employee director who attended at least 75% of the Company’s board meetings held in the prior calendar year, is being increased from ten thousand dollars ($10,000) to twenty thousand dollars ($20,000); (ii) the board meeting attendance fee, payable to a director for each board meeting attended, is being reduced from two thousand five hundred dollars ($2,500) to one thousand two hundred and fifty dollars ($1,250) for each board meeting attended; and (iii) the chairman of the Board’s audit committee shall receive an annual retainer fee of ten thousand dollars ($10,000), to be paid quarterly and to be paid provided the chairman attended at least 75% of the audit committee meetings held in the prior calendar year.
    The Board also modified the annual retainer fee paid for service in the role as the Company’s Lead Director. The Lead Director is the non-employee director designated by the Board to serve as the principal liaison between the Company and the other non-employee directors, to preside at executive sessions of the non-employee directors, to coordinate the activities of the non-employee directors, to work with the Board chairman and his designees to facilitate information flow to the entire Board, and to set meeting agendas. The Lead Director annual retainer fee is being increased from five thousand dollars ($5,000) to twelve thousand dollars ($12,000), to be paid quarterly and to be paid provided the Lead Director attended at least 75% of the audit committee meetings held in the prior calendar year.

    (B) Establishment of Performance Measures for the WebEx Executive Cash Bonus Plan.

    Neither the WebEx executive cash bonus plan ("Plan"), nor the perfornance measures that relate to it, is set forth in a written agreement. The Plan covers WebEx’s chief executive officer, its chief operating officer, its chief financial officer and certain other executive officers.

    Each participant in the Plan will be assigned an annual target bonus.  The Plan sets Company performance benchmarks for incremental quarterly revenue--that is, revenue in excess of the revenue for the preceding quarter, excluding significant non-recurring revenue items--and a formula for determining bonuses based on achievement of those benchmarks. Bonuses are calculated and paid quarterly. The bonuses may be reduced for failure to achieve the revenue benchmarks and may be eliminated entirely if the revenue falls below a certain threshold.  Bonuses may be increased for achieving incremental quarterly revenue above the benchmarks, if such over-achievement of incremental quarterly revenue also meets certain profitability criteria. The maximum bonus payable under the plan is 200% of the target bonus each quarter. Bonus amounts otherwise due may also be reduced or eliminated for failure to achieve certain profitability benchmarks and may also be reduced by up to 20% for failing to achieve other special objectives set by the Board’s Compensation Committee. The Compensation Committee set special objectives for the first quarter of 2006 based on quality of the Company’s services.

The Compensation Committee has the ability to reset targets for significant events, such as changes in accounting rules or merger and acquisition activity.  Bonuses for the vice president of worldwide sales and service are based 20% on the Plan and 80% on achievement of his individual compensation plan. The bonuses of other vice presidents will be based 50% on the Plan and 50% on individual objectives.

SIGNATURE

Pursuant to the requirements of the Securities Exchage Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBEX COMMUNICATIONS, INC.

Date: February 13, 2006	By:	/s/ Subrah S. Iyar
Name: Subrah S. Iyar
Title Chief Executive Officer